UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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Telephone and Data Systems, Inc.
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EXPLANATORY NOTE

The purpose of this Schedule 14A is to file a press release issued by Telephone and Data Systems, Inc. (“TDS”) on May 3, 2013 relating to earnings for the first quarter of 2013.

IMPORTANT INFORMATION:  TDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of TDS in connection with TDS 2013 annual meeting of shareholders.  Information regarding TDS directors and executive officers and other participants that may be soliciting proxies on behalf of the TDS board of directors and their respective interests in TDS by security holdings or otherwise is set forth TDS’s definitive proxy statement relating to its 2013 annual meeting, as filed with the Securities and Exchange Commission ( “SEC”) on April 19, 2013.  The 2013 proxy statement, other solicitation material and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov  or from TDS as provide on its website at www.teldta.com.  TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIAL FILED BY TDS IN CONNECTION WITH THE TDS 2013 ANNUAL MEETING OF SHAREHOLDERS BEFORE MAKING ANY VOTING DECISION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS.

Exhibit 99.l   NEWS RELEASE

As previously announced, TDS will hold a teleconference May 3, 2013 at 9:30 a.m. CDT. Interested parties may listen to the call live by accessing the Investor Relations page of www.teldta.com.

Contact:	Jane W. McCahon, Vice President, Corporate Relations and Corporate Secretary (312) 592-5379; jane.mccahon@teldta.com
Julie D. Mathews, Manager, Investor Relations (312) 592-5341; julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS REPORTS FIRST QUARTER 2013 RESULTS

U.S. Cellular to offer Apple products later this year; updates 2013 guidance

CHICAGO – May 3, 2013 – Telephone and Data Systems, Inc. [NYSE:TDS] reported operating revenues of $1,308.6 million for the first quarter of 2013, versus $1,305.8 million for the comparable period one year ago. Net income attributable to TDS shareholders and related diluted earnings per share were $1.4 million and $0.01 respectively, for the first quarter of 2013, compared to $52.3 million and $0.48, respectively, in the comparable period one year ago.

As previously announced on Nov. 7, 2012, U.S. Cellular reached a definitive agreement to sell its Chicago, St. Louis, central Illinois and three other markets (the “Divestiture Markets”) to subsidiaries of Sprint Nextel Corporation [NYSE:S] for $480 million (the “Divestiture Transaction”).  The transaction has been approved by the FCC and is expected to close in the second quarter 2013.

“U.S. Cellular and TDS Telecom moved forward aggressively with their strategic initiatives, though higher smartphone subsidies, reductions in regulatory support, and investment spending continued to impact profitability,” said LeRoy T. Carlson, Jr., TDS president and CEO.

“U.S. Cellular further expanded customer access to 4G LTE speeds and devices in its core markets, driving growth in smartphone penetration, data use and postpaid ARPU. Through its distribution with Walmart, U.S. Cellular increased net prepaid customer additions. Postpaid gross customer additions in core markets were flat, and elevated churn resulted in a net customer loss. To drive customer growth and reduce churn, U.S. Cellular will begin offering Apple products later this year, adding to its strong portfolio of iconic devices, like the recently launched 4G LTE Samsung Galaxy S® 4. U.S. Cellular continued its efforts to expand distribution in April by offering postpaid service through Sam’s Club locations in 14 states, and the company is aggressively targeting key segments like small and medium businesses.

“TDS Telecom continued to build its ILEC residential customer base with TDS TV® and faster broadband speeds, and increased average revenue per ILEC residential connection. The company’s residential strategy is to increase broadband and video penetration through service bundling. TDS Telecom maintained strong sales of its commercial managedIP products, and plans to continue to expand the portfolio. Hosted and managed services revenues were driven primarily by a 2012 acquisition, as the HMS business continues to integrate its offerings to provide comprehensive, end-to-end IT solutions to mid-market customers.  In February, TDS Telecom announced an agreement to acquire cable company Baja Broadband, which will expand the company’s customer base and provide opportunities for future growth.”

2013 ESTIMATES

Estimates of full-year 2013 results for U.S. Cellular, TDS Telecom and TDS are shown below.  Such estimates represent management’s view as of the date of filing of TDS’ Form 10-Q for the quarter ended March 31, 2013.  Such forward-looking statements should not be assumed to be current as of any future date.  TDS undertakes no duty to update such information, whether as a result of new information, future events or otherwise.  There can be no assurance that final results will not differ materially from such estimated results.

2013 Estimated Results (1)
	U.S. Cellular (2)		TDS Telecom (3)		TDS (2)(3)(7)
	Previous	Current	Previous	Current	Previous	Current
(Dollars in millions)
Adjusted operating revenues (4)	$3,765-$3,885	$3,620-$3,740	Unchanged	$850-$900	$4,660-$4,830	$4,515-$4,685
Adjusted income before income taxes (5) (8)	$780-$900	$595-$715	Unchanged	$220-$250	$995-$1,145	$810-$960
Capital expenditures	Approx. $600	Approx. $735	Unchanged	Approx. $155	Approx. $765	Approx. $900

(1)     These estimates are based on TDS’ current plans, which include an expansion of the multi-year deployment of 4G LTE technology which commenced in 2011; such expansion includes deployment in additional markets as well as deployment on the 850 MHz band to provide additional capacity for future growth in data usage, enable potential future 4G LTE roaming, and support the sale of Apple products.  These estimates also reflect the estimated impacts of selling Apple products and the deconsolidation of certain partnerships that will be accounted for as equity method investments effective April 3, 2013 at U.S. Cellular, and a multi-year deployment of IPTV which commenced in 2011 at TDS Telecom.  New developments or changing conditions (such as, but not limited to, regulatory developments, customer net growth, customer demand for data services, costs to deploy, agreements for content or franchises, or possible acquisitions, dispositions or exchanges) could affect TDS’ plans and, therefore, its 2013 estimated results.

(2)     These estimates assume the Divestiture Transaction closes in the second quarter of 2013.  Actual effects could vary significantly from these estimates as a result of a change in the expected timing of the Divestiture Transaction or changes in other terms and conditions of the sale.

These estimates reflect U.S. Cellular’s consolidated results for 2013.  Estimated results reflecting U.S. Cellular’s Divestiture Markets and Core Markets are shown in the table below:

2013 Estimated Results
	U.S. Cellular Core Markets (6)		U.S. Cellular Divestiture Markets (6)		U.S. Cellular Consolidated (6)
	Previous	Current	Previous	Current	Previous	Current
(Dollars in millions)
Adjusted operating revenues (4)	$3,600-$3,700	$3,475-$3,575	$165-$185	$145-$165	$3,765-$3,885	$3,620-$3,740
Adjusted income before income taxes (5) (8)	$765-$865	$560-$660	$15-$35	$35-$55	$780-$900	$595-$715
Capital expenditures	Approx. $600	Approx. $730	—	$5	Approx. $600	Approx. $735

(3)     These estimates do not reflect the effects of the acquisition of Baja.

(4)     Adjusted operating revenues is a non-GAAP financial measure defined as Operating revenues excluding U.S. Cellular Equipment sales revenues. U.S. Cellular Equipment sales revenues are excluded from Adjusted operating revenues since U.S. Cellular equipment is generally sold at a net loss, and such net loss that results from U.S. Cellular Equipment sales revenues less U.S. Cellular Cost of equipment sold is viewed as a cost of earning service revenues for purposes of assessing business results.  For purposes of developing this guidance, TDS does not calculate an estimate of U.S. Cellular Equipment sales revenues.  TDS believes this measure provides useful information to investors regarding TDS’ results of operations. Adjusted operating revenues is not a measure of financial performance under GAAP and should not be considered as an alternative to Operating revenues as an indicator of the Company’s operating performance.

(5)     Adjusted income before income taxes is a non-GAAP financial measure defined as Income before income taxes, adjusted for: Depreciation, amortization and accretion, net Gain or loss on sale of business and other exit costs (if any), and Interest expense. Adjusted income before income taxes is not a measure of financial performance under GAAP and should not be considered as an alternative to Income before income taxes as an indicator of the Company’s operating performance or as an alternative to Cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.  TDS believes Adjusted income before income taxes is a meaningful measure of TDS’ operating results before significant recurring non-cash charges, gains and losses and financing charges (Interest expense) in order to show operating results on a more comparable basis from period to period.  TDS does not intend to imply that any of such amounts that are excluded are non-recurring, infrequent or unusual; such amounts may occur in the future. The following tables provide a reconciliation of Income (loss) before income taxes to Adjusted income before income taxes for 2013 Estimated Results and 2012 actual results:

2013 Current Estimated Results
	U.S. Cellular Core Markets (6)	U.S. Cellular Divestiture Markets (2)(6)	U.S. Cellular Consolidated (6)	TDS Telecom	TDS (7)
(Dollars in millions)
Income (loss) before income taxes (8)	($30)-$70	($215)-($195)	($245)-($125)	$25-$55	($285)-($135)
Depreciation, amortization and accretion expense (9)	Approx. $540	Approx. $250	Approx. $790	Approx. $195	Approx. $990
Interest expense	Approx. $50	—	Approx. $50	—	Approx. $105
Adjusted income before income taxes	$560-$660	$35-$55	$595-$715	$220-$250	$810-$960

	Actual Results
	Three Months Ended March 31, 2013			Year Ended December 31, 2012
	U.S. Cellular Consolidated (6)	TDS Telecom	TDS (7)	U.S. Cellular Consolidated (6)	TDS Telecom	TDS (7)
(Dollars in millions)
Income before income taxes	$18	$9	$11	$205	$45	$196
Depreciation, amortization and accretion expense (9)	190	50	242	609	193	814
(Gain) loss on sale of business and other exit costs, net	7	—	7	21	—	21
Interest expense (Capitalized interest)	11	(1)	25	42	(1)	87
Adjusted income before income taxes	$226	$58	$285	$877	$237	$1,118

(6)

The U.S. Cellular Consolidated amounts represent GAAP financial measures and include the results of both the Core Markets and the Divestiture Markets.  The amounts for Core Markets and Divestiture Markets represent non-GAAP financial measures.  TDS believes that the amounts for the Core Markets and Divestiture Markets may be useful to investors and other users of its financial information in evaluating the separate results for the Core Markets.  Divestiture Markets are comprised of U.S. Cellular's Chicago, central Illinois, St. Louis and certain Indiana/Michigan/Ohio markets.  Core Markets are comprised of all other markets in which U.S. Cellular conducts business including Peoria, Rockford and certain other areas in Illinois, and in Columbia, Joplin, Jefferson City and certain other areas in Missouri.  Core Markets as defined also includes any other income or expenses due to U.S. Cellular’s direct or indirect ownership interests in other spectrum in the Divestiture Markets which was not included in the sale and other retained assets from the Divestiture Markets.

(7)	The TDS column includes U.S. Cellular, TDS Telecom and also the impacts of consolidating eliminations, corporate operations and non-reportable segments, all of which are not presented above.

(8)	This amount does not include any estimate for (Gain) loss on sale of business and other exit costs, net, as the timing of such amount is not readily estimable.

(9)

The 2013 estimated amounts for depreciation, amortization and accretion expense in the U.S. Cellular Divestiture Markets include approximately $185 million of incremental accelerated depreciation, amortization and accretion resulting from the Divestiture Transaction.  Actual results for the three months ended March 31, 2013 and the year ended December 31, 2012 include $38 million and $20 million, respectively, of incremental accelerated depreciation, amortization and accretion resulting from the Divestiture Transaction.

Conference Call Information

TDS will hold a conference call on May 3, 2013 at 9:30 a.m. CDT.

•         Access the live call on the Investor Relations page of www.teldta.com  or at

       http://www.media-server.com/m/acs/1b33881ae5323e924285a4a1458e63c1.

•         Access the call by phone at 877-407-8029 (US/Canada), no pass code required.

Before the call, certain financial and statistical information to be discussed during the call will be posted to the Investor Relations page of www.teldta.com. The call will be archived on the Conference Calls page of www.teldta.com.

About TDS

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless; broadband, TV and voice; and hosted and managed services to approximately 7 million customers nationwide through its business units, U.S. Cellular, TDS Telecom and TDS Hosted & Managed Services. Founded in 1969 and headquartered in Chicago, TDS employed 12,300 people as of March 31, 2013.

Visit www.teldta.com  for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates, and expectations. These statements are based on current estimates, projections, and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: impacts of the pending acquisition and divestiture transactions,  including, but not limited to, the ability to obtain regulatory approvals, successfully complete the transaction and the financial impacts of such transaction; the ability of the company to successfully manage and grow its markets; the overall economy; competition; the access to and pricing of unbundled network elements; the ability to obtain or maintain roaming arrangements with other carriers on acceptable terms; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets;  pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; changes in customer growth rates, average monthly revenue per user, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K Current Report used by TDS to furnish this press release to the Securities and Exchange Commission (“SEC”), which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit:

TDS: www.teldta.com

U.S. Cellular: www.uscellular.com

TDS Telecom: www.tdstelecom.com

United States Cellular Corporation
Total Markets Summary Operating Data (Unaudited)

Quarter Ended	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Retail Customers
Postpaid
Total at end of period (1)	5,060,000	5,134,000	5,175,000	5,213,000	5,261,000
Gross additions	191,000	241,000	230,000	199,000	210,000
Net additions (losses)	(74,000)	(41,000)	(38,000)	(48,000)	(38,000)
ARPU (2)	$54.85	$54.56	$54.34	$54.42	$54.00
Churn rate (3)	1.7%	1.8%	1.7%	1.6%	1.6%
Smartphone penetration (4) (5)	43.5%	41.8%	38.6%	36.8%	34.4%
Prepaid
Total at end of period	446,000	423,000	386,000	329,000	309,000
Gross additions	104,000	107,000	120,000	78,000	63,000
Net additions (losses)	23,000	37,000	57,000	20,000	4,000
ARPU (2)	$33.31	$33.56	$32.97	$33.59	$33.17
Churn rate (3)	6.2%	5.8%	5.9%	6.2%	6.4%
Total customers at end of period (1)	5,736,000	5,798,000	5,808,000	5,799,000	5,837,000
Billed ARPU (2)	$51.13	$50.94	$50.83	$50.99	$50.52
Service revenue ARPU (2)	$57.63	$58.00	$59.57	$59.05	$58.21
Smartphones sold as a percent of total devices sold	61.7%	62.9%	53.0%	51.9%	54.1%
Total population
Consolidated markets (6)	93,943,000	93,244,000	92,996,000	92,684,000	92,684,000
Consolidated operating markets (6)	47,440,000	46,966,000	46,966,000	46,966,000	46,966,000
Market penetration at end of period
Consolidated markets (7)	6.1%	6.2%	6.2%	6.3%	6.3%
Consolidated operating markets (7)	12.1%	12.3%	12.4%	12.3%	12.4%
Capital expenditures (000s)	$118,400	$253,100	$199,100	$183,200	$201,300
Total cell sites in service	8,027	8,028	7,984	7,932	7,875
Owned towers in service	4,411	4,408	4,377	4,346	4,318

United States Cellular Corporation
Core Markets Summary Operating Data (Unaudited)

Quarter Ended	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Retail Customers
Postpaid
Total at end of period (1)	4,639,000	4,672,000	4,688,000	4,708,000	4,736,000
Gross additions	184,000	218,000	204,000	176,000	182,000
Net additions (losses)	(32,000)	(16,000)	(20,000)	(28,000)	(21,000)
ARPU (2)	$54.23	$53.92	$53.68	$53.70	$53.25
Churn rate (3)	1.5%	1.7%	1.6%	1.4%	1.4%
Smartphone penetration (4) (5)	43.0%	41.1%	37.8%	36.0%	34.3%
Prepaid
Total at end of period	373,000	342,000	305,000	246,000	223,000
Gross additions	92,000	86,000	100,000	59,000	42,000
Net additions (losses)	31,000	38,000	59,000	23,000	5,000
ARPU (2)	$32.92	$33.21	$33.09	$33.37	$32.69
Churn rate (3)	5.7%	5.0%	5.0%	5.2%	5.6%
Total customers at end of period (1)	5,225,000	5,238,000	5,223,000	5,196,000	5,210,000
Billed ARPU (2)	$50.65	$50.43	$50.34	$50.43	$49.91
Service revenue ARPU (2)	$57.37	$57.90	$59.66	$59.03	$58.20
Smartphones sold as a percent of total devices sold	62.1%	62.9%	53.0%	52.0%	54.1%
Total population
Consolidated markets (6)	84,625,000	83,864,000	83,075,000	82,763,000	82,763,000
Consolidated operating markets (6)	32,422,000	31,925,000	31,590,000	31,590,000	31,590,000
Market penetration at end of period
Consolidated markets (7)	6.2%	6.2%	6.3%	6.3%	6.3%
Consolidated operating markets (7)	16.1%	16.4%	16.5%	16.4%	16.5%
Capital expenditures (000s)	$113,300	$241,400	$184,100	$163,600	$179,700
Total cell sites in service	6,277	6,292	6,251	6,199	6,146
Owned towers in service	3,846	3,847	3,818	3,787	3,761

(1)     Includes 176,000 and 168,000 postpaid customers at March 31, 2013 and 2012, respectively, related to the St. Lawrence Seaway RSA Cellular Partnership (“NY1”) and New York RSA 2 Cellular Partnership (“NY2” and, together with NY1, the “Partnerships”).

(2)     ARPU metrics are calculated by dividing a revenue base by an average number of customers by the number of months in the period.  These revenue bases and customer populations are shown below:

a.        Postpaid ARPU consists of total postpaid service revenues and postpaid customers.

b.        Prepaid ARPU consists of total prepaid service revenues and prepaid customers.

c.        Billed ARPU consists of total retail service revenues and postpaid, prepaid and reseller customers.

d.        Service revenue ARPU consists of total retail service revenues, inbound roaming and other service revenues and postpaid, prepaid and reseller customers.

(3)     Churn metrics represent the percentage of the postpaid or prepaid customers that disconnect service each month. These metrics represent the average monthly postpaid or prepaid churn rate for each respective period.

(4)     Smartphones represent wireless devices which run on an AndroidTM, BlackBerry® or Windows Mobile® operating system, excluding tablets.

(5)     Smartphone penetration is calculated by dividing postpaid smartphone customers by total postpaid customers.

(6)     Used only to calculate market penetration of consolidated markets and consolidated operating markets, respectively. See footnote (7) below.

(7)     Market penetration is calculated by dividing the number of wireless customers at the end of the period by the total population of consolidated markets and consolidated operating markets, respectively, as estimated by Claritas®.

TDS Telecom
Summary Operating Data (Unaudited)

Quarter Ended	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
TDS Telecom
ILEC:
Residential Connections
Physical access lines (1)	345,500	350,100	355,800	360,100	363,500
Broadband connections (2)	221,900	221,700	223,100	222,400	219,500
IPTV customers	9,000	7,900	6,700	5,600	4,900
ILEC residential connections	576,400	579,700	585,600	588,100	587,900

Commercial Connections
Physical access lines (1)	106,000	107,600	109,800	111,100	112,600
Broadband connections (2)	18,400	18,500	18,500	18,400	18,200
managedIP connections (3)	18,400	17,200	15,000	13,200	10,800
ILEC commercial connections	142,800	143,300	143,300	142,700	141,600

CLEC:
Residential Connections
Physical access lines (1)	23,000	24,600	26,200	27,900	29,600
Broadband connections (2)	7,700	8,200	8,900	9,500	10,100
CLEC residential connections	30,700	32,800	35,100	37,400	39,700

Commercial Connections
Physical access lines (1)	129,700	135,500	140,300	145,100	151,100
Broadband connections (2)	10,400	11,200	12,000	12,800	13,700
managedIP connections (3)	85,000	77,400	69,500	61,400	53,700
CLEC commercial connections	225,100	224,100	221,800	219,300	218,500

Total ILEC and CLEC Customer Connections	975,000	979,900	985,800	987,500	987,700

(1)     Individual circuits connecting customers to TDS Telecom’s central office facilities.

(2)     The number of customers provided high-capacity data circuits via various technologies, including DSL and dedicated Internet circuit technologies.

(3)     The number of telephone handsets, data lines and IP trunks providing communications using IP networking technology.

TDS Telecom
Capital Expenditures (000s)

Quarter Ended	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
ILEC	$22,400	$43,400	$33,700	$32,500	$27,500
CLEC	5,500	6,100	5,400	4,900	5,100
HMS	2,600	2,300	4,400	5,500	3,100
	$30,500	$51,800	$43,500	$42,900	$35,700

Telephone and Data Systems, Inc.
Consolidated Statement of Operations Highlights
Three Months Ended March 31,
(Unaudited, dollars and shares in thousands, except per share amounts)
			Increase/ (Decrease)
	2013	2012	Amount	Percent
Operating revenues
U.S. Cellular	$1,081,746	$1,092,121	$(10,375)	(1%)
TDS Telecom	217,061	204,075	12,986	6%
All Other (1)	9,766	9,595	171	2%
	1,308,573	1,305,791	2,782	—
Operating expenses
U.S. Cellular
Expenses excluding depreciation, amortization and accretion	878,070	862,444	15,626	2%
Depreciation, amortization and accretion	189,845	146,685	43,160	29%
Loss on asset disposals, net	5,434	2,003	3,431	>100%
(Gain) loss on sale of business and other exit costs, net	6,931	(4,213)	11,144	>(100%)
	1,080,280	1,006,919	73,361	7%
TDS Telecom
Expenses excluding depreciation, amortization and accretion	159,486	143,420	16,066	11%
Depreciation, amortization and accretion	49,491	47,443	2,048	4%
Loss on asset disposals, net	193	120	73	61%
	209,170	190,983	18,187	10%
All Other (1)
Expenses excluding depreciation and amortization	9,239	10,946	(1,707)	(16%)
Depreciation and amortization	2,741	3,306	(565)	(17%)
Gain on asset disposals, net	(11)	(5)	(6)	>100%
	11,969	14,247	(2,278)	(16%)

Total operating expenses	1,301,419	1,212,149	89,270	7%
Operating income (loss)
U.S. Cellular	1,466	85,202	(83,736)	(98%)
TDS Telecom	7,891	13,092	(5,201)	(40%)
All Other (1)	(2,203)	(4,652)	2,449	53%
	7,154	93,642	(86,488)	(92%)
Investment and other income (expense)
Equity in earnings of unconsolidated entities	27,089	23,389	3,700	16%
Interest and dividend income	1,578	2,183	(605)	(28%)
Interest expense	(24,498)	(24,464)	(34)	—
Other, net	(154)	228	(382)	>(100%)
Total investment and other income	4,015	1,336	2,679	>100%
Income before income taxes	11,169	94,978	(83,809)	(88%)
Income tax expense	4,180	27,412	(23,232)	(85%)
Net income	6,989	67,566	(60,577)	(90%)
Less: Net income attributable to noncontrolling interests, net of tax	(5,570)	(15,312)	9,742	64%
Net income attributable to TDS shareholders	1,419	52,254	(50,835)	(97%)
Preferred dividend requirement	(12)	(12)	—	—
Net income available to common shareholders	$1,407	$52,242	$(50,835)	(97%)

Basic weighted average shares outstanding	108,255	108,653	(398)	—
Basic earnings per share attributable to TDS shareholders	$0.01	$0.48	$(0.47)	(98%)

Diluted weighted average shares outstanding	108,693	109,098	(405)	—
Diluted earnings per share attributable to TDS shareholders	$0.01	$0.48	$(0.47)	(98%)

(1)     Consists of Suttle Straus printing and distribution operations, Airadigm, corporate operations and intercompany eliminations.

N/M – Percentage change not meaningful

Telephone and Data Systems, Inc.
Consolidated Balance Sheet Highlights
(Unaudited, dollars in thousands)

ASSETS

	March 31,	December 31,
	2013	2012
Current assets
Cash and cash equivalents	$766,700	$740,481
Short-term investments	125,595	115,700
Accounts receivable from customers and others	506,710	574,328
Inventory	143,832	160,692
Net deferred income tax asset	44,288	43,411
Prepaid expenses	86,879	86,385
Income taxes receivable	11,301	9,625
Other current assets	30,498	32,815
	1,715,803	1,763,437

Assets held for sale	160,073	163,242

Investments
Licenses	1,494,189	1,480,039
Goodwill	797,194	797,194
Other intangible assets, net	55,557	58,522
Investments in unconsolidated entities	201,171	179,921
Long-term investments	40,142	50,305
Other investments	778	824
	2,589,031	2,566,805

Property, plant and equipment, net
U.S. Cellular	2,948,508	3,022,588
TDS Telecom	918,861	934,188
Other	39,226	40,490
	3,906,595	3,997,266

Other assets and deferred charges	130,321	133,150

Total assets	$8,501,823	$8,623,900

Telephone and Data Systems, Inc.
Consolidated Balance Sheet Highlights
(Unaudited, dollars in thousands)

LIABILITIES AND EQUITY

	March 31,	December 31,
	2013	2012
Current liabilities
Current portion of long-term debt	$1,318	$1,233
Accounts payable	335,065	377,291
Customer deposits and deferred revenues	231,478	222,345
Accrued interest	15,774	6,565
Accrued taxes	55,944	48,237
Accrued compensation	75,324	134,932
Other current liabilities	102,208	134,005
	817,111	924,608

Liabilities held for sale	18,360	19,594

Deferred liabilities and credits
Net deferred income tax liability	867,954	862,580
Other deferred liabilities and credits	445,614	438,727

Long-term debt	1,721,338	1,721,571

Noncontrolling interests with redemption features	466	493

Equity
TDS shareholders' equity
Series A Common and Common Shares, par value $.01	1,327	1,327
Capital in excess of par value	2,302,785	2,304,122
Treasury shares, at cost	(747,831)	(750,099)
Accumulated other comprehensive loss	(8,303)	(8,132)
Retained earnings	2,449,720	2,464,318
Total TDS shareholders' equity	3,997,698	4,011,536

Preferred shares	825	825
Noncontrolling interests	632,457	643,966

Total equity	4,630,980	4,656,327

Total liabilities and equity	$8,501,823	$8,623,900

Balance Sheet Highlights
March 31, 2013
(Unaudited, dollars in thousands)

	U.S.	TDS	TDS Corporate	Intercompany		TDS
	Cellular	Telecom	& Other	Eliminations		Consolidated
Cash and cash equivalents	$419,696	$87,459	$259,545	$	―	$766,700
Affiliated cash investments	―	374,137	―		(374,137)	―
Short-term investments	110,585	―	15,010		―	125,595
	$530,281	$461,596	$274,555		$(374,137)	$892,295

Licenses, goodwill and other intangible assets	$1,892,755	$580,138	$(125,953)	$	―	$2,346,940
Investment in unconsolidated entities	165,529	3,814	38,634		(6,806)	201,171
Long-term and other investments	40,142	778	―		―	40,920
	$2,098,426	$584,730	$(87,319)		$(6,806)	$2,589,031

Property, plant and equipment, net	$2,948,508	$918,861	$39,226	$	―	$3,906,595

Long-term debt:
Current portion	$93	$83	$1,142	$	―	$1,318
Non-current portion	878,975	737	841,626		―	1,721,338
Total	$879,068	$820	$842,768	$	―	$1,722,656

Preferred shares	$ ―	$ ―	$825	$	―	$825

Telephone and Data Systems, Inc.

Schedule of Cash and Cash Equivalents and Investments

(Unaudited, dollars in thousands)

The following table presents TDS’ cash and cash equivalents and investments at March 31, 2013 and December 31, 2012.

	March 31,	December 31,
	2013	2012

Cash and cash equivalents	$766,700	$740,481
Amounts included in short-term investments (1) (2)
Government-backed securities (3)	125,595	115,700
Certificates of deposit	―	―
	$125,595	$115,700

Amounts included in long-term investments (1) (4)
Government-backed securities (3)	40,142	50,305
Total cash and cash equivalents and investments	$932,437	$906,486

(1)     Designated as held-to-maturity investments and are recorded at amortized cost in the Consolidated Balance Sheet.

(2)     Maturities are less than twelve months from the respective balance sheet dates.

(3)     Includes U.S treasury securities and corporate notes guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

(4)     Maturities are 20 months from the balance sheet date.

Telephone and Data Systems, Inc.
Consolidated Statement of Cash Flows
Three Months Ended March 31,
(Unaudited, dollars in thousands)
	2013	2012
Cash flows from operating activities
Net income	$6,989	$67,566
Add (deduct) adjustments to reconcile net income to net cash flows from operating activities
Depreciation, amortization and accretion	242,077	197,434
Bad debts expense	17,874	15,105
Stock-based compensation expense	7,585	10,330
Deferred income taxes, net	3,009	6,187
Equity in earnings of unconsolidated entities	(27,089)	(23,389)
Distributions from unconsolidated entities	8,089	2,938
Loss on asset disposals, net	5,616	2,079
(Gain) loss on sale of business and other exit costs, net	6,931	(4,174)
Noncash interest expense	497	862
Other operating activities	256	852
Changes in assets and liabilities from operations
Accounts receivable	34,038	38,941
Inventory	16,860	(4,842)
Accounts payable	(3,203)	(25,372)
Customer deposits and deferred revenues	7,904	10,745
Accrued taxes	5,309	82,014
Accrued interest	9,279	9,117
Other assets and liabilities	(95,669)	(104,148)
	246,352	282,245

Cash flows from investing activities
Cash used for additions to property, plant and equipment	(176,318)	(242,611)
Cash paid for acquisitions and licenses	(14,150)	(11,096)
Cash received from divestitures	—	50,036
Cash paid for investments	—	(10,000)
Cash received for investments	—	20,249
Other investing activities	6,364	(436)
	(184,104)	(193,858)

Cash flows from financing activities
Repayment of long-term debt	(328)	(493)
Issuance of long-term debt	—	358
TDS Common Shares and Special Common Shares reissued for benefit plans, net of tax payments	140	(33)
U.S. Cellular Common Shares reissued for benefit plans, net of tax payments	123	357
Repurchase of U.S. Cellular Common Shares	(18,425)	—
Dividends paid	(13,792)	(13,301)
Distributions to noncontrolling interests	(2,396)	(218)
Other financing activities	(1,351)	798
	(36,029)	(12,532)

Net increase in cash and cash equivalents	26,219	75,855
Cash and cash equivalents
Beginning of period	740,481	563,275
End of period	$766,700	$639,130

TDS Telecom Highlights
Three Months Ended March 31,
(Unaudited, dollars in thousands)

			Increase (Decrease)
	2013	2012	Amount	Percent
Local Telephone Operations
Operating revenues
Residential	$69,386	$69,399	$(13)	—
Commercial	24,284	24,130	154	1%
Wholesale	47,850	51,536	(3,686)	(7%)
	141,520	145,065	(3,545)	(2%)
Operating expenses
Cost of services and products	47,595	49,168	(1,573)	(3%)
Selling, general and administrative expenses	41,839	41,514	325	1%
Depreciation, amortization and accretion	38,576	37,778	798	2%
Loss on asset disposals and exchanges, net	122	66	56	85%
	128,132	128,526	(394)	—

Operating income	$13,388	$16,539	$(3,151)	(19%)

Competitive Local Exchange Carrier Operations
Operating revenues
Residential	$3,618	$4,788	$(1,170)	(24%)
Commercial	35,108	34,341	767	2%
Wholesale	3,828	4,915	(1,087)	(22%)
	42,554	44,044	(1,490)	(3%)
Operating expenses
Cost of services and products	21,962	22,564	(602)	(3%)
Selling, general and administrative expenses	15,932	16,260	(328)	(2%)
Depreciation, amortization and accretion	5,447	5,489	(42)	(1%)
Loss on asset disposals and exchanges, net	41	53	(12)	(23%)
	43,382	44,366	(984)	(2%)

Operating loss	$(828)	$(322)	$(506)	>(100)%

Hosted and Managed Services Operations
Revenues	$35,564	$17,558	$18,006	>100%
Operating expenses
Cost of services and products	24,814	9,774	15,040	>100%
Selling, general and administrative expenses	9,921	6,732	3,189	47%
Depreciation, amortization and accretion	5,468	4,176	1,292	31%
Loss on asset disposals and exchanges, net	30	1	29	>100%
	40,233	20,683	19,550	95%

Operating loss	$(4,669)	$(3,125)	$(1,544)	(49%)

Intercompany revenues	$(2,577)	$(2,592)	$15	1%
Intercompany expenses	(2,577)	(2,592)	15	1%

Total TDS Telecom operating income	$7,891	$13,092	$(5,201)	(40%)

Telephone and Data Systems, Inc.
Financial Measures and Reconciliations
(Unaudited, dollars in thousands)

	TDS Consolidated
Three Months Ended March 31,	2013	2012

Cash flows from operating activities	$246,352	$282,245
Deduct:
Cash used for additions to property, plant, and equipment	176,318	242,611
Free cash flow (1)	$70,034	$39,634

(1)     Free cash flow is defined as Cash flows from operating activities less Cash used for additions to property, plant and equipment. Free cash flow is a non-GAAP financial measure.  TDS believes that free cash flow as reported by TDS is useful to investors and other users of its financial information in evaluating the amount of cash generated by business operations, after consideration of capital expenditures.